Exhibit 10.21

AMENDMENT DATED SEPTEMBER 23, 2016 TO THE STARWOOD 2013 LONG-TERM INCENTIVE COMPENSATION PLAN. THE STARWOOD 2004 LONG-TERM INCENTIVE COMPENSATION PLAN, THE STARWOOD 2002 LONG-TERM INCENTIVE COMPENSATION PLAN, AND THE STARWOOD 1999 LONG-TERM INCENTIVE COMPENSATION PLAN

Pursuant to a unanimous consent of the Board of Directors of Marriott International, Inc. effective on September 23, 2016 (the “Closing”), the Starwood 2013 Long-Term Incentive Compensation Plan, 2004 Long-Term Incentive Compensation Plan, 2002 Long-Term Incentive Compensation Plan, 1999 Long-Term Incentive Compensation Plan and 1995 Long-Term Incentive Plan (such plans, the “Equity Plans”) were amended as follows:

NOW THEREFORE, BE IT RESOLVED, that, upon the Closing, the Company shall assume the Equity Plans and Starwood Awards, and the Equity Plans shall be amended such that, on and from that date forward, all references therein to the “Company” shall mean Marriott International, Inc. and all references therein to “Board” shall mean the Board of Directors of Marriott International, Inc.;

RESOLVED FURTHER, that, on and from the Closing, the Compensation Policy Committee of the Board of the Company shall be authorized to act as the “Committee” under the Equity Plans;

RESOLVED FURTHER, that a number of authorized but unissued shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) determined by multiplying the number of shares available for awards under the Equity Plans immediately prior to the Closing (including any shares subject to outstanding Starwood Awards) by the Equity Award Exchange Ratio (as such term is defined in the Merger Agreement) is hereby authorized and reserved for issuance pursuant to the Equity Plans, and such shares, when issued in accordance with the terms of the Equity Plans, shall be duly and validly issued, fully paid non-assessable (collectively, the “Authorized Shares”);